Exhibit 99.2

SAMSON OIL & GAS ANNOUNCES CANCELLATION OF PROPOSED SALE & PLAN TO REFINANCE FOREMAN BUTTE PROJECT

Denver 2030 hours February 1st, 2018 / Perth 1130 hours February 2nd 2018

Samson Oil and Gas Limited (SSN, ASX and SSNYY, OTCQB) advises that its previously announced letter of intent to sell its Foreman Butte Project, comprising substantially all of its assets, for US$41.5 million has been terminated by the buyer. The buyer indicated that it remained willing to proceed with the transaction at the stated price and terms, but was unable to complete its financing plan for the transaction.

In light of the cancellation of the proposed sale and the continuing desire of Samson’s current lender to be replaced in the near term, the Company intends to proceed with a previously proposed $30 million refinancing. The proposed new debt facility, which would be subject to customary due diligence conditions, would repay the Company’s existing lender in full.

The proposed $30 million facility would also provide sufficient working capital for recommencement of the Company’s extensive development drilling program. The Company’s willingness to proceed with such a refinancing, however, is subject to the reduction of certain transactional expenses that might otherwise result from a new debt facility. If those expenses cannot be meaningfully reduced, Samson may elect to pursue another asset sale in lieu of the proposed refinancing transaction.

Samson expects the proposed new lender’s due diligence to primarily involve sourcing a third-party engineering reserve report to confirm Samson’s internal estimates of its year end reserves.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the OTCQB Venture Market under the symbol "SSNYY”. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com. Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 3,283 million ordinary shares issued and outstanding, which would be the equivalent of 16.5 million ADSs. Accordingly, based on the OTCQB closing price of US$0.29 per ADS on Feb 1st, 2018, the Company has a current market capitalization of approximately US$4.8 million. Correspondingly, based on the ASX closing price of A$0.002 for ordinary shares, on Feb 1st, 2018, the Company has a current market capitalization of approximately A$6.5 million.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

SAMSON OIL & GAS LIMITED TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the risks that the anticipated sales transaction will not close or that the purchase price will be materially reduced on account of potential liabilities uncovered during due diligence as well as uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN